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                            ASSET PURCHASE AGREEMENT

                                  by and among


                              STAFFMARK, INC.,
                  STAFFMARK ACQUISITION CORPORATION THIRTEEN,
                   STAFFMARK ACQUISITION CORPORATION FOURTEEN


                                      and

                              EMJAY CAREERS, L.P.

                                      and

                             EMJAY CONTRACTS, L.P.





================================================================================

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
INDEX TO EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv

ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     SECTION 1.1.       Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II.  PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     SECTION 2.1.       Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     SECTION 2.2.       Instruments of Conveyance and Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.3.       Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.4        Consideration for the Transferred Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.5.       Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     SECTION 2.6.       Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     SECTION 3.1.       Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     SECTION 3.2.       Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     SECTION 3.3.       Partnership Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     SECTION 3.4.       No Violation; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 3.5.       Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 3.6.       Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 3.7.       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 3.8.       Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     SECTION 3.9.       Labor and Employee Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     SECTION 3.10.      Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     SECTION 3.11       Powers of Attorney; Absence of Limitations on Competition; Guarantees . . . . . . . . . . . . . 9
     SECTION 3.12.      Significant Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     SECTION 3.13.      Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     SECTION 3.14.      Absence of Certain Changes; Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . 9
     SECTION 3.15.      Certain Practices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     SECTION 3.16.      Compliance with Law; Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     SECTION 3.17.      Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     SECTION 3.18.      Fixed Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 3.19.      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.20.      Outstanding Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.21.      Outstanding Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.22.      Intellectual Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 3.23.      Proprietary Information of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 3.24.      Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 3.25.      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 3.26.      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     SECTION 3.27.      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     SECTION 3.28.      Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     SECTION 3.29.      Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     SECTION 3.30.      Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     SECTION 3.31.      Continued Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

     SECTION 3.32.      Protection of Creditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 3.33.      Securities Exemptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 4.1.       Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 4.2.       Corporate Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 4.3.       Validity, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 4.4.       The Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE V.  PRE-CLOSING COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 5.1.       Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 5.2.       Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 5.3.       Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 5.4.       Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 5.5.       Corporate Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 5.6.       Obligations Concerning Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 5.7.       Corporate Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 5.8.       Notice of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 5.9.       Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VI.  POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 6.1.       Post-Closing Covenants of the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 6.2        Post-Closing Covenants of StaffMark, SAC13 and SAC14  . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VII.  CONDITIONS TO THE BUYER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     SECTION 7.1.       Representations and Warranties True; Satisfaction of Covenants  . . . . . . . . . . . . . . .  23
     SECTION 7.2.       Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.3.       No Obstructive Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.4.       Opinion of Counsel to the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.5.       Closing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.6.       Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.7.       Approval of the Buyers and Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.8.       No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.9.       Indemnification Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.10.      Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.11.      Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 7.12.      Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 7.13.      Earnout Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 7.14.      Purchase Price Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 7.15.      Corporate Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 7.16.      Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE VIII.  CONDITIONS TO THE SELLERS' OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 8.1.       Representations and Warranties True; Satisfaction of Covenants  . . . . . . . . . . . . . . .  25
     SECTION 8.2.       Closing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 8.3.       No Obstructive Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 8.4.       Approval of the Sellers and Its Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 8.5.       Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     SECTION 8.6.       Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

     SECTION 8.7.       Earnout Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 8.8.       Opinion of Counsel to Buyers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 8.9.       Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE IX.  THE CLOSING AND CERTAIN CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 9.1.       Time and Place of the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 9.2.       Survival of Representations, Warranties and Covenants.  . . . . . . . . . . . . . . . . . . .  26
     SECTION 9.3.       Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 9.4.       Recoupment Under the Earnout Agreement and/or the Covenant
                         Not to Compete   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE X. TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 10.1.      Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 10.2.      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     SECTION 10.3.      Other Termination Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE XI.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     SECTION 11.1.      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     SECTION 11.2.      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 11.3.      Modifications and Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 11.4.      Assignment/Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 11.5.      Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 11.6.      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 11.7.      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 11.8.      Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     SECTION 11.9.      Headings and Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 11.10.     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 11.11.     Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 11.12.     Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 11.13.     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 11.14.     Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 11.15.     Telecopy Execution and Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                               INDEX TO EXHIBITS


EXHIBIT A        --      Bill of Sale and Assignment
EXHIBIT B        --      Escrow Agreement
EXHIBIT C        --      Earnout Agreement
EXHIBIT D        --      Assumption Agreement
EXHIBIT E        --      Indemnification Agreement


                         INDEX TO SCHEDULES

Schedule 2.1     --      Schedule of Assets
Schedule 2.3     --      Excluded Assets
Schedule 2.6     --      Allocation of Purchase Price
Schedule 3.1     --      Organization and Qualification
Schedule 3.3     --      Ownership of the Corporation
Schedule 3.4     --      No Violations; Consents
Schedule 3.7     --      Financial Statements
Schedule 3.8     --      Absence of Undisclosed Liabilities
Schedule 3.9     --      Labor and Employee Relations
Schedule 3.9.1   --      Employee Compensation
Schedule 3.9.2   --      Consultant Compensation
Schedule 3.11    --      Powers of Attorney; Absence of Limitations on
                         Competition; Guarantees
Schedule 3.12    --      Significant Customers
Schedule 3.14    --      No Adverse Change
Schedule 3.16    --      Compliance with Law; Licenses and Permits
Schedule 3.17    --      Employee Benefits
Schedule 3.18    --      Claims on Fixed Assets
Schedule 3.19    --      Insurance
Schedule 3.20    --      Contracts
Schedule 3.20.1  --      Notice of Contract Defaults
Schedule 3.20.2  --      Termination of Contracts
Schedule 3.20.3  --      Limitations on Contracts
Schedule 3.20.4  --      Contracts Requiring Consent of Other Party
Schedule 3.21    --      Leases
Schedule 3.22    --      Intellectual Properties
Schedule 3.23    --      Proprietary Information of Third Parties
Schedule 3.24    --      Transactions with Affiliates
Schedule 3.25    --      Taxes
Schedule 3.26    --      Litigation
Schedule 3.27    --      Environmental Matters
Schedule 3.28    --      Brokers

                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this 4th day of November, 1997, by and among StaffMark, Inc., a Delaware corporation ("StaffMark"), StaffMark Acquisition Corporation Thirteen ("SAC13"), StaffMark Acquisition Corporation Fourteen ("SAC14"), each a Delaware corporation and wholly-owned subsidiary of StaffMark (SAC13 and SAC14 collectively with StaffMark, the "Buyers"), EMJAY Careers, L. P. ("EMJAY Careers") and EMJAY Contracts, L.P. ("EMJAY Contracts"), each a Texas limited partnership (EMJAY Careers and EMJAY Contracts are sometimes referred to individually as a "Seller" and collectively as the "Sellers"). StaffMark, SAC13, SAC14, EMJAY Careers and EMJAY Contracts are sometimes referred to collectively as the "Parties" and sometimes each entity is referred to herein separately as a "Party".

                                    RECITALS

        WHEREAS, EMJAY Careers conducts information technology permanent placements and EMJAY Contracts provides information technology contract staffing services, including but not limited to, programmers and network support services (individually for each Seller, the "Business" and collectively, the "Businesses");

        WHEREAS, the Sellers are the owners of all right, title and interest in and to the assets described in Section 2.1 hereto, with such assets being substantially all of the assets currently used by the Sellers in the Businesses; and

        WHEREAS, EMJAY Careers desires to sell substantially all of its assets to StaffMark and StaffMark desires to purchase, through SAC13, the assets from EMJAY Careers and EMJAY Contracts desires to sell substantially all of its assets to StaffMark and StaffMark desires to purchase, through SAC14, the assets from EMJAY Contracts, all pursuant to this Agreement as hereinafter provided.

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                            ARTICLE I.  DEFINITIONS


        SECTION 1.1.   Definitions.

               (a)     The following terms have meanings set forth below:

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, special notices, records of decision(s), orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Employee Leasing Agreement" means that certain leasing agreement that SAC13 and EMJAY Careers and SAC14 and EMJAY Contracts may enter into (but are not required to so enter into) covering employees of the Sellers for the payroll periods of the Sellers ending December 31, 1997.

        "Knowledge" means actual knowledge after reasonable investigation and due inquiry.

        "Liability" or "Liabilities" means any liability or liabilities (whether known or unknown, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

        "Ordinary Course of Business" means the Ordinary Course of Business of the Sellers consistent with past custom and practice (including with respect to quantity and frequency).

        "Person" means an individual, a general partnership, a limited partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity.

               (b) The following terms have the meanings defined for such terms in the Sections set forth below:

                       Term                                          Section
                       ----                                          -------
               Accounts Receivable                                   3.31
               Agreed Value                                          2.4(d)
               Agreement                                             Preamble
               Assignment Agreement                                  2.2(a)
               Assumed Liabilities                                   2.5(a)
               Assumption Agreement                                  2.5(a)
               Balance Sheet                                         3.7
               Balance Sheet Date                                    3.7
               Benefit Plan                                          3.16
               Breaching Party                                       9.3
               Businesses                                            Recital
               Buyers                                                Preamble
               Claims                                                2.1
               Closing                                               9.1
               Closing Date                                          9.1
               Contracts                                             3.20
               Documents                                             3.2
               Earnout Agreements                                    2.4(c)
               Electronic Data                                       2.1(f)
               EMJAY Careers Purchase Price Certificate              2.4(b)
               EMJAY Careers Shares                                  2.4(b)
               EMJAY Contracts Purchase Price Certificate            2.4(a)
               EMJAY Contracts Shares                                2.4(a)
               Employee Information                                  2.1(d)
               Employee Transfer Time                                6.1(g)
               Employment Agreement                                  7.11
               ERISA                                                 3.17(l)

               Escrow Agreement                                      2.4(b)
               Excluded Assets                                       2.3
               Financial Statements                                  3.7
               GAAP                                                  3.7
               Indemnification Agreement                             7.9
               Intellectual Property                                 3.22
               Leased Parcels                                        3.21
               Leases                                                3.21
               Most Recent Fiscal Year End                           3.7
               Noncompetition Agreements                             7.12
               Parties                                               Preamble
               Party                                                 Preamble
               Post-Closing Adjustment                               6.2(c)
               Purchase Price                                        2.4
               Re-calculated Adjusted EBIT                           6.2(c)
               Records                                               2.1(e)
               Related Person                                        3.23
               SAC13                                                 Preamble
               SAC14                                                 Preamble
               Securities Act                                        3.34
               Seller(s)                                             Preamble
               Shares                                                2.4
               StaffMark                                             Preamble
               StaffMark Common Stock                                2.4(a)
               Substance or Substances                               3.28
               Tax or Taxes                                          3.26
               Transferred Assets                                    2.1
               WARN                                                  3.8(e)


                    ARTICLE II.  PURCHASE AND SALE OF ASSETS

        SECTION 2.1. Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, EMJAY Careers shall transfer to SAC13 and EMJAY Contracts shall transfer to SAC14, free and clear of all claims, charges, pledges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever (collectively, "Claims"), all of the assets, properties and rights owned by EMJAY Careers and EMJAY Contracts, respectively, or in which such Seller has any right or interest of every type and description, real, personal and mixed, tangible and intangible, confirmed or contingent (other than the Excluded Assets) relating to its Business, including, without limitation, the assets listed on Schedule
2.1 and the following:

               (a) Generally. Cash (other than the amount of cash reflected on Schedule 2.3), accounts receivable, business agreements, property, equipment, inventory, goodwill, supplier lists, customer lists, prepaid insurance, licenses and permits, processes, service marks, trade secrets, computers and computer equipment, files and other records (other than corporate record books), systems and processes, security deposits, memberships, contracts, leasehold interests, leasehold and other improvements, machines, machinery, equipment, furniture, fixtures, supplies, all rights and claims under insurance policies and other contracts of whatever nature, and all causes of action, claims and demands by the Seller relating to all of such Seller's Transferred Assets;

               (b) Name and Related Items. The names EMJAY, EMJAY Careers, EMJAY Contracts, EMJAY Employment Services, EMJAY Computer Careers and EMJAY Contract Services, as applicable and any variants thereof, all copyrights, copyright applications, trade names, trademarks, service marks and logos (whether or not registered) related thereto; the phone numbers of the Sellers and the facsimile numbers of the Sellers and other phone and facsimile numbers for the Business existing as of the Closing;

               (c) Agreements and Contracts. All orders, bids, quotations, contracts, and other agreements with or related to past, present and prospective clients of the Business and all amendments, updates, customer files, lists, records, studies, surveys, reports, correspondence and other similar materials related to the foregoing;

               (d) Employee Agreements and Information. All employment, nondisclosure, noncompetition and nonsolicitation agreements and contracts between such Seller and its employees and/or consultants or independent contractors and all rights thereunder and copies of all information for each employee, consultant or independent contractor of such Seller (collectively, the "Employee Information");

               (e) Records. All books, records, lists and reports, including but not limited to, resumes and resume files, related to the Business whether or not currently being utilized by such Business (collectively, the "Records");

               (f) Electronic Data. All rights of such Seller in all electronic information and data related to the Business wherever located (collectively, the "Electronic Data"); and

               (g) Additional Information. All sales, advertising and promotional literature and materials, advertising and advertising copy and other similar materials on which solely appears the name and such other materials which are currently in the possession of the owners of the Sellers and/or the employees of the Seller on which appear the name EMJAY, or any form thereof.

All of the foregoing assets shall be referred to collectively as the "Transferred Assets".

        SECTION 2.2.   Instruments of Conveyance and Transfer.

               (a) EMJAY Careers shall transfer its Transferred Assets to SAC13 and EMJAY Contracts shall transfer its Transferred Assets to SAC14 pursuant to a Bill of Sale and Assignment as executed and delivered by the Parties at Closing and attached hereto as Exhibit A, (the "Assignment Agreement"), and such other documents and instruments relating thereto as the Buyers or their counsel may reasonably request.

               (b) At any time and from time to time after the Closing Date, at the request of the Buyers, without further consideration, the Sellers shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to SAC13 and SAC14 and to confirm SAC13's and SAC14's title to the Transferred Assets.

        SECTION 2.3. Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, there shall be excluded from the Transferred Assets and retained by the Sellers the assets listed on Schedule 2.3 hereto (the "Excluded Assets").

        SECTION 2.4 Consideration for the Transferred Assets. In consideration for the transfer of the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to the Sellers an aggregate purchase price (the "Purchase Price") as follows:

               (a)     At the Closing, the Buyers shall deliver to EMJAY
        Contracts: (i) the shares of StaffMark common stock, $.01 par value (the "StaffMark Common Stock") set forth in the certificate delivered by EMJAY Contracts herewith (the "EMJAY Contracts Purchase Price Certificate"), based on the Agreed Value (the "EMJAY Contracts Shares"); and (ii) the amount of cash set forth in the Purchase Price Certificate, said cash to be deposited into escrow pursuant to an escrow agreement (the "Cash Escrow Agreement") and held until January 2, 1998, at which time said cash and all proceeds thereof shall be delivered to the Sellers; and

               (b)     At the Closing, the Buyers shall deliver to EMJAY
        Careers: (i) the shares of StaffMark Common Stock set forth in the certificate delivered by EMJAY Careers herewith (the "EMJAY Careers Purchase Price Certificate"), based on the Agreed Value (the "EMJAY Careers Shares" and collectively with the EMJAY Contracts Shares, the "Shares"); and (ii) the amount of cash set forth in the Purchase Price Certificate, said cash to be deposited into escrow pursuant to an escrow agreement (the "Cash Escrow Agreement") and held until January 2, 1998, at which time said cash and all proceeds thereof shall be delivered to the Sellers; and

               (c) At the Closing, EMJAY Contracts shall deposit into escrow with Mercantile Bank National Association, St. Louis, Missouri, an amount of the EMJAY Contracts Shares equal to 10% of the Purchase Price allocable to EMJAY Contracts, as further set forth in the EMJAY Contracts Purchase Price Certificate, and pursuant to the "Escrow Agreement" as executed and delivered by the Parties at Closing and attached hereto as Exhibit B; and

               (d) At the Closing, EMJAY Careers shall deposit into escrow with Mercantile Bank National Association, St. Louis, Missouri, an amount of the Shares equal to 10% of the Purchase Price allocable to EMJAY Careers, as further set forth in the EMJAY Careers Purchase Price Certificate, and pursuant to the "Escrow Agreement" as executed and delivered by the Parties at Closing and attached hereto as Exhibit B; and

               (e) Buyers shall pay to the Sellers the earnout amounts pursuant to and in accordance with the "Earnout Agreements" as executed and delivered by the Parties at Closing and attached hereto as Exhibit C; and

               (f) The Buyers shall pay to the Sellers the Post-Closing Adjustment, if any, pursuant to Section 6.2(c) hereof.

               For purposes of this Agreement, the term "Agreed Value" shall mean the twenty (20) day average for the last reported closing sale price of the StaffMark Common Stock as reported on the Nasdaq Stock Market's National Market ending on the last business day immediately preceding the date of this Agreement as reported in The Wall Street Journal.

        SECTION 2.5.   Assumption of Liabilities.

               (a) The only obligations and liabilities to be assumed by the Buyers in connection with its acquisition of the Transferred Assets (the "Assumed Liabilities") are the obligations reflected in or on an exhibit to the Assumption Agreement as executed and delivered by the Parties at Closing and attached hereto as Exhibit D (the "Assumption Agreement"); provided, however, that the Assumed Liabilities shall exclude in each case any Liabilities or alleged Liabilities: (a) relating to any taxes or sales, use or transfer Taxes arising in connection with the sale of the Transferred Assets; (b) relating to any tort, infringement, or violation of law (civil or criminal) by the Sellers and any pending or threatened litigation matters; (c) payable to any affiliate of the Sellers; (d) arising under the environmental laws or any Benefit Plan;
        (e) relating to any overtime compensation owing to the Sellers's employees through the Closing Date; (f) arising from or relating to the termination of any employee or consultant of the Sellers by the Sellers at or prior to the Closing Date; (g) relating to any failure by the Sellers to file any Form 5500 required to be filed prior to the Closing Date in connection with any Employee Plan; and (h) relating to any prepayment penalty or other obligation relating to the Sellers's debt not shown on the Balance Sheet. Except as expressly set forth in the Assumption Agreement, the Buyers shall not assume or become liable for the payment or performance of any Liabilities or alleged Liabilities of the Sellers.

        SECTION 2.6. Allocation of Purchase Price. The consideration paid and the liabilities assumed by the Buyers pursuant to Sections 2.4 and 2.5 above shall be allocated among the Sellers and the Transferred Assets purchased hereunder in accordance with Section 1060 of the Code and as set forth in
Schedule 2.6 attached hereto. The Sellers and the Buyers each hereby covenant and agree that none of them will take a position on any income tax return, before any governmental agency, or in any judicial proceeding that is in any way inconsistent with the allocation set forth on Schedule 2.6. The Parties agree to make all filings required under Section 1060 of the Code consistent with the allocation of such consideration as set forth on Schedule 2.6. Each Party shall duly and timely file Form 8594 with its appropriate tax returns.

          ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        As an inducement to the Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, EMJAY Careers and EMJAY Contracts, jointly and severally, represent and warrant to the Buyers as follows:

        SECTION 3.1. Organization and Qualification. Each Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. The Sellers are duly qualified or otherwise authorized to transact business and are in good standing as a foreign entity in the states set forth on Schedule 3.1 attached hereto, which are all states in which either the ownership or use of its properties, or the nature of the activities conducted by it, requires such qualification. The Sellers have made available to the Buyers complete and correct copies of their partnership agreements as currently in effect.

        SECTION 3.2. Power and Authority. The Sellers have the power and authority to own and hold their properties and to carry on their business as now conducted, including the right to use the name EMJAY, and any fictitious names currently being used in the geographic area presently served by it. The
Sellers: (a) have the full power and authority to execute, deliver and perform this Agreement, the Exhibits and the Schedules hereto and the other documents and instruments contemplated hereby (collectively the Exhibits and Schedules hereto and the other documents and instruments contemplated hereby shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby; and (b) this Agreement and the other Documents have been duly and validly executed and delivered by the Sellers and constitute valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms and each of the Documents, when executed and delivered by the Sellers will constitute a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.

        SECTION 3.3. Partnership Interests. The Sellers have partnership interests as follows: the Sellers are each owned by EMJAY, L.P., a Texas limited partnership, which is owned by EMJAY Employment Services, Inc., a Texas corporation as the corporate general partner and Emma Jacobs and Bobby Lowe as the limited partners. All partnership interests have been so issued in full compliance with all federal and state securities laws. The Sellers have no other evidence of ownership outstanding other than the partnership interests possessed by the Sellers' general and limited partners. Except as set forth in this Agreement or on Schedule 3.3, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, transfer or sale of any of the equity of the Sellers or other evidence of ownership in the Sellers. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Sellers. There are no voting trusts, proxies or other agreements or understandings with respect to the partnership interests of the Sellers.

        SECTION 3.4. No Violation; Consents. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement or the other Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents and such other agreements in compliance with the terms and conditions hereof and thereof by the Sellers will: (i) violate, conflict with or result in any breach of the partnership agreement of the Sellers or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to the Sellers;
(ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date of any of the obligations of the Sellers under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to the Sellers or any of the terms, conditions or provisions of any mortgage, indenture, note, license, Contract or other instrument or obligation related to the Sellers or to the Sellers's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyers; (iii) result in the creation of any Claims upon the Transferred Assets of the Sellers; or (iv) require the consent, waiver, authorization or approval of any federal, state or local government or governmental department, agency, board, commission, bureau, instrumentality, or public or self-regulatory body or authority, or of any other Person, entity or organization. The Sellers will give any required notices to third parties, and the Sellers will obtain any third party consents required to be obtained due to the consummation of the transactions contemplated hereby.

        SECTION 3.5. Subsidiaries and Investments. The Sellers have no subsidiaries and do not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other Sellers, partnership, association, trust, joint venture or other entity.

        SECTION 3.6. Books and Records. The minute books of the Sellers, which have been and will be made available to the Buyers and their representatives, contain accurate records of all meetings of and actions or written consents by the partners of the Sellers set forth in such minute books. The Sellers do not have any of their records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including electronic, mechanical or photographic process whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Sellers. The Employee Information, the Records, and the Electronic Records are materially true and correct and accurately reflect the operations of the Businesses and have been maintained consistent with past practices.

        SECTION 3.7. Financial Statements. Each Seller has previously furnished to the Buyers, and attached hereto as Schedule 3.7 are, the compiled balance sheet of each of EMJAY Careers and

EMJAY Contracts as of December 31, 1996 (the "Most Recent Fiscal Year End"), the related statements of income and expenses for the fiscal year then ended, and the compiled balance sheet of each Seller (the "Balance Sheet") as of September 30, 1997, (the "Balance Sheet Date") and the related statements of income and the expenses for the nine (9) months then ended. All such financial statements (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") on a consistent basis and were prepared from the books and records of each Seller. Such books and records are complete and correct in all material respects, accurately reflect all transactions of each Seller, and have been made available to the Buyers for examination. The Financial Statements fairly present the financial position of each Seller as of the dates thereof and the results of its operations for the periods ended on the dates thereof. Since the Balance Sheet Date: (i) there has been no material change in the assets, Liabilities or financial condition of the Businesses of the Sellers from that reflected in its Balance Sheet outside the Ordinary Course of Business; and (ii) none of the business, prospects, financial condition, operations, property or affairs of the Sellers has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Balance Sheet reflects, as of the Balance Sheet Date, all Liabilities, debts, and obligations of any nature of each Seller related to each Seller, whether accrued, absolute, contingent, or otherwise, and whether due, or to become due, including, but not limited to, liabilities, debts, or obligations on account of Taxes or other governmental charges or penalties, interest or fines thereon or in respect thereof, to the extent such items are required to be reflected on such Balance Sheet under GAAP. The Sellers have disclosed to the Buyers all material facts relating to the preparation of the Financial Statements.

        SECTION 3.8.   Absence of Undisclosed Liabilities.

               (a) Except as and to the extent of the amounts specifically reflected or reserved against in its Balance Sheet or except as set forth on Schedule 3.8, each Seller has no Liabilities or obligations of any nature whatsoever due or to become due, accrued, absolute, contingent or otherwise, except for Liabilities and obligations incurred since the date thereof in the Ordinary Course of Business.

               (b) Each Seller maintains an adequate worker's compensation reserve on its Balance Sheet in accordance with GAAP or has adequate coverage under a full-premium policy and represents and warrants there is no unrecorded Liability for which the Buyers will be liable. All referral fees and commissions due to employees for all periods ending prior to the Closing Date have been properly paid or accrued on each Seller's Balance Sheet.

               (c) The Sellers are not bound by any agreement, or subject to any partnership restriction or any legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the Transferred Assets.

        SECTION 3.9.   Labor and Employee Relations.

               (a) Schedule 3.9 sets forth a list of each employment or collective bargaining agreement to which the Sellers are a party and any other employment or collective bargaining agreement which pertains to employees or consultants of the Sellers. Schedule 3.9.1 hereto sets forth a true and complete list of the names and current base salary and any bonus or commission for the prior and current fiscal year paid by the Sellers to each corporate or administrative employee utilized in connection with the operation of the Businesses. Schedule 3.9.2 sets forth a list of each consultant of the Sellers and such consultant's gross pay rate, all benefits, billing rate and length of current (or future) engagement.

               (b) No labor organization or group of employees or consultants of the Sellers have made a pending demand for recognition or certification, and there are no representation proceedings presently pending or threatened (in writing to the Sellers) with the National Labor Relations Board or any other federal, state, or other governmental agency or authority involving employees or consultants of the Sellers. There are no other organizing activities involving the Sellers presently being conducted or threatened (in writing to the Sellers) by any labor organization or group of employees or consultants of the Sellers.

               (c) There are no strikes, work stoppages, slowdowns, lockouts, labor disputes or material grievances pending or threatened (in writing to the Sellers) against the Sellers, and there have been no actual or threatened material labor disputes or work stoppages within the last three (3) years. There are no unfair labor practice charges or complaints pending or threatened (in writing to the Sellers) by or on behalf of any employee, consultant or group of employees or consultants of the Sellers.

               (d) There are no complaints, charges or claims pending or, threatened against the Sellers by any federal, state or other governmental agency or authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Sellers of any individual.

               (e) The Sellers have been and are in substantial compliance with all laws, regulations and orders relating to the employment of the employees or consultants of the Sellers, including but not limited to all such laws, regulations and orders relating to wages, hours, the Workers Adjustment and Restraining Notification Act, 29 U.S.C. Section 151 et seq. ("WARN"), the National Labor Relations Act, as amended, 29 U.S.C. Section 151 et. seq., and any comparable state or local laws or regulations, equal employment opportunity discrimination laws or regulations, civil rights laws or regulations safety and health laws or regulations, workers' compensation laws or regulations and the collection and payment of withholding and/or social security taxes.

        SECTION 3.10.  Real Property.  The Sellers own no real property.

        SECTION 3.11 Powers of Attorney; Absence of Limitations on Competition; Guarantees. Except as set forth in Schedule 3.11: (i) no power of attorney or similar authorization given by the Sellers presently is in effect or outstanding as to any of the Transferred Assets; (ii) no contract or agreement to which the Sellers are a party or are bound or to which the Sellers' properties or assets are subject limits the freedom of the Sellers to compete in any line of business or with any Person; and (iii) the Sellers are not a party to or bound by any guarantee of any debt or obligation of any other Person which relates to the Transferred Assets.

        SECTION 3.12. Significant Customers. Set forth on Schedule 3.12 is a true and correct list of each Seller's ten largest customers for the last fiscal year and the most recent nine-month period ending September 30, 1997, together with the amount of services attributable to such customers expressed in dollars and as a percentage of total sales and services. None of the customers identified on Schedule 3.12 has terminated, reduced, or threatened (in writing to the Sellers) to terminate or reduce, its request for services of such Seller during the period covered by such schedule or prior to the Closing Date.

        SECTION 3.13. Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Sellers of this Agreement.

        SECTION 3.14. Absence of Certain Changes; Conduct of Business. Except as set forth on Schedule 3.14, during the period from the Most Recent Fiscal Year End to and including the date of this Agreement:

               (a) the Sellers have not canceled any indebtedness owing to them or any claims that they might have possessed, waived any material rights of substantial value or sold, leased, encumbered, transferred, or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of their assets or permitted any of their assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind.

               (b) the Sellers have not sold, leased, transferred, or assigned any of their assets, tangible or intangible, of the Sellers except in the Ordinary Course of Business;

               (c) the Sellers have not made any material changes in the types, nature, composition or quality of the services of the Businesses and there has not been any material adverse change in the sales, revenue or net income of the Businesses;

               (d) the Sellers have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 or outside the Ordinary Course of Business;

               (e) no party (including the Sellers) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Sellers are a party or by which they are bound involving more than $10,000 or outside the Ordinary Course of Business;

               (f) the Sellers have not allowed any Claims to be imposed upon any of their assets, tangible or intangible outside the Ordinary Course of Business;

               (g) the Sellers have not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

               (h) the Sellers have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

               (i) the Sellers have not issued, or agreed to issue, any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $2,000 or outside the Ordinary Course of Business;

               (j) the Sellers have not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

               (k) the Sellers have not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $3,000 or outside the Ordinary Course of Business;

               (l) the Sellers have not granted any license or sublicense of any rights under or with respect to any patents, trademarks or copyrights;

               (m) the Sellers have not accelerated collection of accounts receivables through special inducements or outside the Ordinary Course of Business;

               (n) the Sellers have not issued, sold or otherwise disposed of any of their partnership interests, or granted any rights to purchase or obtain (including upon conversion, exchange or exercise) any of their partnership interests;

               (o) the Sellers have not declared, set aside, or paid any dividend or made any distribution with respect to their partners;

               (p) the Sellers have not experienced any damage, destruction, or loss (whether or not covered by insurance) to their property;

               (q) the Sellers have not made any loan to, or entered into any other transaction with, any of its partners, managers or employees outside the Ordinary Course of Business;

               (r) the Sellers have not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (s) the Sellers have not granted any increase in the base compensation of any of their partners, managers or employees other than increases in compensation in the Ordinary Course of Business;

               (t) the Sellers have not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of their partners, managers or employees (or taken any such action with respect to any other Employee Benefit Plan);

               (u) the Sellers have not made any other change in employment terms for any of partners, managers or employees; or

               (v) the Sellers have not agreed, whether or not in writing, to do any of the foregoing.

        SECTION 3.15. Certain Practices. Neither the Sellers, nor any of its partners, managers or employees or consultants have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic political activity; made any unlawful payment to foreign or domestic government officials or employees or consultants or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Sellers or any subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

        SECTION 3.16. Compliance with Law; Licenses and Permits. Except as set forth on Schedule 3.16, the Sellers have substantially complied with all laws, ordinances, legal requirements, rules, regulations and orders applicable to them, their operations, properties, assets, products and services.

Except as set forth on Schedule 3.16, there is no existing law, rule, regulation or order, whether federal, state or local, which would prohibit or restrict the Buyers from conducting the Businesses in the manner heretofore conducted by the Sellers in any jurisdiction in which the Businesses are now conducted. The Sellers possess all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for the Sellers to carry on their business as currently conducted and to own and operate their properties and assets as now owned and operated. All of such licenses and permits are in full force and effect and true and correct copies of all such licenses and permits are included in Schedule 3.16 hereto.

        SECTION 3.17. Employee Benefits. Schedule 3.17 briefly describes all defined benefit plans, defined contribution plans, welfare plans, compensation plans, medical insurance and other employee benefit plans and programs maintained or formerly maintained by the Sellers or any predecessor or former affiliates ("Benefit Plans"). As respects all Benefits Plans: (a) there are no funding deficiencies (determined on a plan termination basis); (b) no Reportable Event, as defined by the Employee Retirement Income Security Act ("ERISA"), has occurred during the last two (2) years; (c) no Benefit Plan is a Multiemployer Plan (as defined in Section 4001 of ERISA); (d) no Benefit Plan provides for medical benefits, life insurance or other similar benefits to retirees or their families; (e) no Benefit Plan is self- funded except to the extent indicated in Schedule 3.17; (f) the Sellers have not effected a termination or partial termination of any Benefit Plan or participation in any Benefit Plan within the last five (5) years; (g) no disabled current or former employee claims or receives or is entitled to receive disability, pension, health, welfare or life insurance benefits from the Sellers; and (h) all Benefit Plans may be terminated or modified by the Sellers in its discretion without penalty or premium.

        SECTION 3.18. Fixed Assets. Except as shown on Schedule 3.18, the Sellers have good and marketable title to all of the Transferred Assets, free and clear of all claims, liens, mortgages, charges and encumbrances. All of the Transferred Assets, whether owned or leased, are adequate and usable for the purposes for which they are currently used, are in good operating condition and repair and have been properly maintained, ordinary wear and tear excepted.

        SECTION 3.19. Insurance. Schedule 3.19 lists the insurance coverage carried by each Seller, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date. The Buyers have been provided with an accurate list of all insurance loss runs or worker's compensation claims received for the past three policy years. Except as set forth on Schedule 3.19, the Sellers: (i) have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion;
(ii) have not received notice of cancellation or nonrenewal of any such policy or binder; (iii) are not aware of any threatened or proposed cancellation or nonrenewal of any such policy or binder; (iv) have not received notice of any insurance premiums which will be materially increased in the future; and (v) are not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability (in writing to the Sellers).

        SECTION 3.20. Outstanding Contracts. Schedule 3.20 sets forth a description of all existing contracts, agreements, personal property, leases, commitments, licenses and franchises, whether written or oral in excess of $7,500 individually, relating to the Sellers (collectively "Contracts"). The Sellers have delivered or made available to the Buyers true, correct and complete copies of all of the Contracts specified on Schedule 3.20 which are in writing, and such schedule sets forth a complete description of all Contracts which are not in writing. All of the Contracts are in full force and effect and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 3.20.1, the Sellers and each other party thereto have materially performed all the obligations required to be performed by them, have received no notice of default and are not in default (with due notice of lapse of time or both) under any of the Contracts. The Sellers have no present expectation or intention of not fully performing all of their obligations under each of the Contracts, and the Sellers are not aware of any breach or anticipated breach (in writing to the Sellers) by the other party to any of the Contracts to which the Sellers are a party. Except as set forth on Schedule 3.20.2, none of the Contracts has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Sellers are not aware of any intention or right of any party to declare another party to any of the Contracts to be in default. Except as set forth on
Schedule 3.20.3, there exists no actual or, threatened (in writing to the Sellers) termination, cancellation or limitation of the business relationship of the Sellers by any party to any of the Contracts. Except as set forth on
Schedule 3.20.4, none of the Contracts requires the consent of the other party thereto for the assignment of such Contract to SAC13 and SAC14, as applicable and, upon such assignment at Closing as contemplated by this Agreement, SAC13 or SAC14, as applicable shall have all of the rights of the Sellers thereunder.

        SECTION 3.21 Outstanding Leases. Schedule 3.21 sets forth a description of each agreement by which the Sellers lease each parcel of real property (the "Leased Parcels") used in connection with the Businesses (collectively, the "Leases"). The Sellers have delivered or made available to the Buyers true, correct and complete copies of all of the Leases specified on
Schedule 3.21. All rents due under the Leases have been paid. Each of the Leases is in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 3.21, the Sellers and each other party to the Leases have performed all the obligations required to be performed by them, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Leases. The Sellers have no present expectation or intention of not fully performing all of their obligations under each of the Leases, and the Sellers are not aware of any breach or anticipated breach (in writing to the Sellers) by the other party to any of the Leases. Except as set forth on Schedule 3.21, none of the Leases has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Sellers are not aware of any intention or right of any party to declare another party to any of the Leases to be in default. There exists no actual or threatened (in writing to the Sellers) termination, cancellation, or limitation of the business relationship of the Sellers with any party to any of the Leases.

        SECTION 3.22. Intellectual Properties. Schedule 3.22 contains an accurate and complete list of all domestic and foreign letters, patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, trade secrets or other confidential proprietary information owned or used by the Sellers in the operation of the Businesses (collectively the "Intellectual Property"). Except as set forth on Schedule 3.22 and except for commercial software licensed for use on personal computers, the Sellers own the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of their Businesses and each item constituting part of the Intellectual Property which is owned by the Sellers have been, to the extent indicated in Schedule 3.22, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark office or such other government entities, domestic or foreign as are indicated in Schedule 3.22 and such registrations, filings and issuances remain in full force and effect. There are no pending or threatened (in writing to the Sellers) proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. There is no reasonable basis upon which a claim may be asserted against the Sellers for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, service mark registrations or applications copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best of Sellers' Knowledge no Person is infringing the Intellectual Property.

        SECTION 3.23. Proprietary Information of Third Parties. Except as disclosed on Schedule 3.23, no third party has claimed (in writing to the Sellers) or has reason to claim that any Person employed by or consulting with the Sellers ("Related Person") has: (i) violated or may be violating any of the terms or conditions of such person's employment, noncompetition or nondisclosure agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees or consultants. No third party has requested (in writing to the Sellers) information from the Sellers which suggests that such a claim might be contemplated. Except as disclosed on Schedule 3.23 and to the best of Sellers' Knowledge, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development, or sale of any service of the Sellers, and the Sellers have no reason to believe there will be any such employment or violation.

        SECTION 3.24.  Transactions with Affiliates.  Except as disclosed on
Schedule 3.24, no partner or manager of the Sellers, or member of the family of any such person, or any Sellers, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with either Seller, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to any such person or firm.

        SECTION 3.25. Taxes. All federal, state, local and foreign Tax returns and Tax reports required to be filed by each Seller on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All Taxes which have become due or payable or are required to be collected by each Seller or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on each Seller's Balance Sheet in accordance with GAAP on or prior to the Closing Date. All deposits required by law to be made by each Seller with respect to employees' withholding taxes have been duly made, and as of the Closing Date all such deposits due will have been made. Each Seller has delivered to the Buyers true and complete copies of all of such Seller's state and federal income tax returns for the fiscal periods ended December, 1996 and 1995 and all reports and results of income tax audits, if any, related thereto. No examination of any tax return of either Seller is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such tax return.

        "Tax" or "Taxes" means all taxes, including any interest, penalties or other additions to tax, which the Sellers are required to pay, withhold or collect (including without limitation all income taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, welfare taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, real and personal property taxes, assessments, environmental taxes, transfer taxes, Pension Benefit Guaranty Sellers premiums and other governmental charges, and other similar obligations).

        SECTION 3.26. Litigation. Except as set forth on Schedule 3.26, there is no: (i) action, suit, claim, proceeding or investigation pending or threatened (in writing to the Sellers) against or affecting the Sellers (whether or not a Seller is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) arbitration proceeding pending relating to the Sellers; or (iii) governmental inquiry pending or threatened against or involving the Sellers, and there is no basis for any of the foregoing. The Sellers have not received any opinion or memorandum or legal advice from legal counsel to the effect that they are exposed, from a legal standpoint, to any Liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of the Sellers. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the Sellers by any court, governmental agency or arbitration tribunal against the Sellers. There are no facts or circumstances which are reasonably anticipated to result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Sellers or the transactions contemplated hereby. The Sellers are not in default with respect to any order, writ, injunction or decree known to or served upon them from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as disclosed on Schedule 3.26, there is no action or suit by the Sellers pending or threatened against others.

        SECTION 3.27. Environmental Matters. The Sellers and to the best of the Seller's Knowledge all Leased Parcels are in substantial compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. Except as set forth on Schedule 3.27, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Sellers or the Sellers' predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance with, or which may give rise to any common law or legal Liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any substance. As used in this Section 3.27, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. No part of any of the Leased Parcels has been listed or proposed for listing (in writing to the Sellers) on the National Priorities List established by the United States Environmental Protection Agency, or any other such list by any federal, state or local authorities.

        SECTION 3.28.  Broker's or Finder's Fees.  Except as set forth on
Schedule 3.28, no agent, broker, person or firm acting on behalf of the Sellers are, or will be, entitled to any commission or broker's or finder's fees from either Seller or from any person controlling, controlled by or under common control with the Sellers in connection with any of the transactions contemplated herein.

        SECTION 3.29. Disclosure. All Documents delivered or to be delivered by the Sellers and all Documents delivered or to be delivered on behalf of the Sellers by their agents, in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by the Sellers herein or therein, in light of the circumstances in which made, not misleading. There is no fact which materially adversely affects the business, prospects or financial condition of a Seller or its properties or assets, which has not been set forth in the Documents.

        SECTION 3.30. Accounts Receivable. All accounts receivable of each Seller that are reflected on each Seller's Balance Sheet on the Balance Sheet Date or on the accounting records of such Seller as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of such Seller as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging.) Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. After such 120-day period, the Buyers shall re-assign any uncollectible account to such Seller for collection and the Buyers shall have the right to make a claim in accordance with the Indemnification Agreement and the Escrow Agreement; however, such Seller shall not have a right to dispute such claim for the balance of such uncollectible account. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

        SECTION 3.31. Continued Operations. The Sellers shall continue to conduct their operations and business activities in the Ordinary Course of Business through the Closing Date. The Sellers shall not engage in any distribution or sales of assets outside the Ordinary Course of Business, issue, redeem or pay distributions with respect to any partner, declare any bonuses or salary increases, or otherwise engage in any transaction outside the Ordinary Course of Business prior to the Closing Date, without the prior approval of the Buyer. Except with regard to the Excluded Assets, the Sellers shall not enter into any contractual arrangements, purchase any capital assets, incur additional indebtedness prior to the Closing Date, or sell, lease or dispose of any asset, or mortgage, pledge, or allow the imposition of any lien or other encumbrance on any asset, without the prior approval of the Buyers. The Sellers shall immediately notify the Buyers of any changes in the status of any customer accounting for more than 5% of the Sellers's annual revenues, including a change in terms, the loss of such a customer, the addition of such a new customer, or other similar changes.

        SECTION 3.32. Protection of Creditors. The transfer to SAC13 and SAC14 by the Sellers of the Transferred Assets does not and will not constitute a fraudulent transfer or fraudulent conveyance under any applicable state or federal law or regulation or under any similar laws relating to creditors' rights generally. To the best of the Sellers' Knowledge the Purchase Price constitutes fair and adequate consideration for the Transferred Assets. The Sellers have not entered into this Agreement or made any transfer or incurred any obligations hereunder or in connection herewith, with actual intent to disturb, hinder, delay or defraud either present or future creditors or other persons.

        SECTION 3.33. Securities Exemptions. The Shares constituting a portion of the Purchase Price are being issued to the Sellers for their own account, for investment purposes only and, other than with respect to the possible distribution to the Sellers' partners, the Sellers have no present intention of distributing, selling or otherwise disposing of such Shares in connection with a distribution within the meaning of the Securities Act of 1933, as amended, (the " Securities Act") and the rules and regulations thereunder. The Sellers are accredited investors as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.


              ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

        As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, StaffMark, SAC13 and SAC14, jointly and severally, represent and warrant to the Sellers as follows:

        SECTION 4.1. Organization. Each of StaffMark, SAC13 and SAC14 are duly organized, validly existing and in good standing under the laws of the State of Delaware and are duly qualified to transact business as a foreign Corporation in each jurisdiction where the conduct of its business requires each of them to be so qualified.

        SECTION 4.2. Corporate Power and Authority. The Buyers have the corporate power and authority to execute, deliver and perform this Agreement and the other Documents to which it is a party. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action of each of the Buyers. This Agreement constitutes the legal, valid and binding obligation of the Buyers enforceable against each of the Buyers in accordance with its terms and each of the Documents, when executed by either of the Buyers that is a party thereto, will constitute a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

        SECTION 4.3. No Violation. Neither the execution and delivery by either of the Buyers of this Agreement and any Documents to which such Buyer is a party, nor the consummation by either of the Buyers of the transactions contemplated hereby or thereby, nor the performance by either of the Buyers of this Agreement or the Documents in compliance with the terms and conditions hereof and thereof will: (i) violate, conflict with or result in any breach of the certificate of incorporation or bylaws of either Buyers, or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to either Buyer; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date or any of the obligations of either Buyer under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to either Buyer or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to either Buyer or to either Buyer's ability to consummate the transactions contemplated hereby or thereby to which either Buyer is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and except for any such default that would not result in an adverse effect on its business; or (iii) require the consent, waiver, authorization or approval of any federal, state or local government or governmental department, agency, board, commission, bureau, instrumentality, or public or self-regulatory body or authority, or of any other Person, entity or organization.

        SECTION 4.4. The Shares. The Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable and will be free and clear of any Claims, except for any transfer restrictions imposed by the state and federal securities laws. The Shares will be issued pursuant to
Section 4(2) of the Securities Act. Certificates representing the Shares issued to the Sellers will contain a restrictive legend in substantially the following form:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, DISTRIBUTED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF: (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR THE AVAILABILITY OF AN EXEMPTION THEREFROM; OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO STAFFMARK, INC. TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.



                ARTICLE V.  PRE-CLOSING COVENANTS AND AGREEMENTS

        The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        SECTION 5.1. Cooperation. Each of the Parties hereto shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

        SECTION 5.2. Best Efforts. The Sellers and the Buyers shall each use their best efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement and SAC13 and SAC14's ownership and the Sellers' Businesses after the Closing Date. Prior to the Closing Date, the Sellers will use commercially reasonable efforts to preserve their relationships with their employees, consultants, customers, and others having business relationships with the Sellers.

        SECTION 5.3. Investigations. The Sellers shall give the Buyers and their employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all the premises, properties, books and records, and furnish the Buyers with such financial and operating data, analyses and other information of any kind respecting the Sellers' business and properties as the Buyers shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations of the Sellers.

        SECTION 5.4. Distributions. Prior to the Closing, the Sellers shall pay no dividends, distributions, consulting fees or management fees to the partner(s) of the Sellers, except with respect to the Excluded Assets. Prior to the Closing, the Sellers shall not increase management compensation policies or plans, and shall conduct no transactions with, or transfer anything of value, directly or indirectly, to the Sellers' partners, except with respect to the Excluded Assets.

        SECTION 5.5. Partnership Matters. During the period from the date of this Agreement to the Closing, the Sellers will not: (i) amend their partnership agreements; (ii) issue any partnership units; (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional partnership units might be directly or indirectly authorized, issued or transferred; (iv) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.14 above; or (v) agree to do any of the acts listed above.

        SECTION 5.6. Obligations Concerning Employees. Each Seller will be responsible for all Liabilities associated with the employees and consultants of such Seller which relate to the period prior to midnight on the Closing Date (the "Employee Transfer Time"). On the Closing Date, each Seller agrees to provide the Buyers with the register for the most recent payroll period which register shall contain a true and complete list of the FICA wages and FICA withholdings as of the date of such register related to compensation paid by the Sellers to the employees or consultants of the Sellers prior to the Closing Date.

        SECTION 5.7. Business Name. On the Closing Date, each Seller shall change its business name such that the new name of each Seller is not similar to the existing name and otherwise is not likely to be confused with its present names so as to make each Seller's name available to the Buyers.

        SECTION 5.8. Notice of Developments. The Sellers will give prompt written notice to the Buyers of any material adverse development causing a breach of any of the representations and warranties in Article III above.

        SECTION 5.9. Exclusivity. The Sellers will not: (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any partnership interests or any substantial portion of the assets, of the Sellers (including any acquisition structured as a merger, consolidation, or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyers immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                      ARTICLE VI.  POST-CLOSING COVENANTS

        The Parties agree as follows with respect to the period following the Closing.

        SECTION 6.1.   Post-Closing Covenants of the Sellers.

               (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Sellers will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

               (b) Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Sellers from maintaining the same business relationships with the Buyers after the Closing as it maintained with the Sellers prior to the Closing. The Sellers will refer all customer inquiries relating to the Businesses to the Buyers from and after the Closing.

               (c) Tax Returns. Each Seller shall cause to be prepared and filed, at its sole expense all of its required Tax returns for all Tax periods ending prior to the Closing Date. Each Seller shall be responsible for the payment of, all Taxes due or assessed which relate to the operations of such Seller's business for all periods up to and including the Closing Date.

               (d) Dissolution. Subsequent to the Closing, the Sellers will not dissolve or otherwise terminate their existence for at least twelve (12) months following the Closing.

               (e) Nondisclosure of Confidential Information. The Sellers recognize and acknowledge that they have and will have access to certain confidential information of the Buyers (including, but not limited to, list of customers, and costs and financial information) that the Buyers consider to be valuable, special and unique property of the Buyers. Following the Closing, the Sellers agree that they will not disclose, and that they will use reasonable efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of the Buyers. The Sellers recognize and agree that violation of any of the agreements contained in this Section 6.1(e) will cause irreparable damage or injury to the Buyers, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Buyers shall be entitled to seek an injunction, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the Buyers may have against the Sellers or their partners.

               (f) Payment of Liabilities. Following the Closing Date, except for the Assumed Liabilities, the Sellers shall pay and satisfy in full all of their other obligations and liabilities, of any nature whatsoever, which accrue prior or subsequent to the Closing Date.

               (g) Insurance. Following the Closing Date, the Sellers shall, if requested by the Buyers, assign to the Buyers or its designated affiliates the Sellers' unemployment insurance and worker's compensation experience ratings and take such steps as the Buyers shall reasonably request to effect such assignment, if such assignment is permitted and does not result in any cost, expense or penalty to the Sellers and is otherwise not prejudicial to the Sellers.

               (h) Employee Records. Following the Closing Date, unless prohibited by law, each Seller shall make available to the Buyers all personnel records, including without limitation names, Social Security numbers, dates of hire by such Seller, dates of birth, number of hours worked each calendar year, and salary histories, for all of such Seller's employees and consultants. The Sellers and the Buyers shall also cooperate, both before and after the Closing Date, in exchanging information, including pertinent employment records, benefit information, salary and compensation records, financial statements and other data, and in taking other action respecting the interests of the Sellers' employees and consultants who become employees and consultants of the Buyers at or shortly following the Closing Date, and their respective beneficiaries and dependents, in each of the employee benefit plans of the Sellers and any plans established by the Buyers, so as to secure an orderly and effective transition of the benefit arrangements for such employees or consultants of the Sellers and their respective beneficiaries and dependents.

               (i) Bulk Transfer Compliance. Following the Closing Date, the Sellers resulting from the assertion of any claim made against the Transferred Assets or the Buyers by any creditor of the Sellers pursuant to any bulk sales statutes, or any other applicable law related to bulk sales.

               (j) Business Name. From and after the Closing, the Sellers shall not use the words making up their existing name (or any existing trade names) or similar names in connection with any business.

               (k) Consents. Following the Closing, the Sellers shall use all reasonable efforts to obtain any consents not previously obtained as soon as possible after the Closing Date or otherwise obtain for the Buyers the practical benefit of such property or rights and with respect to leases for all of the offices of the Sellers, the Sellers shall obtain the consents of landlords not previously obtained as soon as possible after the Closing Date.

               (l) Employee Claims. On or after the Closing Date, the Sellers hereby agree and covenant that in the event the Buyers receive employee claims attributable in all or in part to the employment of such employee or consultant or former employee or consultant of the Sellers prior to the Closing Date, the Sellers agree to undertake the defense of such claims. Such claims could include, without limitation, claims asserted by the union representing the Sellers' employees, or claims before an administrative agency such as the EEOC or NLRB, or any other claims asserted against the Buyers, or its officers, agents, attorneys, employees, parent or assigns in any way arising out of or relating to the employment of such employees or their termination by the Sellers.

               (m) Employee Bonuses. Following the Closing Date, the Sellers agree to pay any and all amounts owed by the Sellers to employees or consultants with respect to incentive and/or bonus plans, agreements or arrangements that existed with such persons on or before the Closing Date, unless such obligations are specifically assumed by the Buyers pursuant to the Assumption Agreement.

               (n) Covenant Not to Compete. For a period of four (4) years from and after the Closing Date, each Seller and its affiliates will not directly or indirectly: (i) engage or participate in any way, as an owner, officer, partner, member, employee, consultant, agent, independent contractor, board member, stockholder or otherwise, in any activities involving permanent, contractual and/or temporary personnel services or information technology staffing services competitive with or directly or indirectly related to the Businesses anywhere within the States of the United States that StaffMark or any of its subsidiaries currently conduct their businesses or where the Sellers previously conducted the Businesses; (ii) solicit or otherwise encourage any officer, employee, consultant, agent or independent contractor of SAC13, SAC14, StaffMark, or the subsidiaries of StaffMark to terminate or alter his or her employee, agent or independent contractor relationship with Sellers, SAC13, SAC14, StaffMark, or its subsidiaries; or (iii) disturb or interfere with, in any way, as an owner, officer, partner, member, employee, consultant, agent, independent contractor, board member, stockholder or otherwise the business relationships now existing or hereafter developed between SAC13, SAC14 or StaffMark and any of its customers, suppliers or other parties, or in any such capacity solicit orders from any customers of SAC13, SAC14, StaffMark, or any of its subsidiaries; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded company shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

               (o) Post-Closing Adjustment/Escrow. In the event the Buyers are required to deliver a Post-Closing Adjustment (as such term is defined in Section 6.2(c) hereof) in excess of $500,000 to the Sellers in the aggregate, the Sellers shall place cash equivalent to ten percent (10%) of such Post-Closing Adjustment in a six-month escrow pursuant to an escrow agreement in substantially similar form as the Escrow Agreement delivered herewith.

        SECTION 6.2    Post-Closing Covenants of StaffMark, SAC13 and SAC14.

               (a) Employees and Consultants. Following the Closing Date or the expiration of the Employee Leasing Agreement, if executed by the Parties, the employees and consultants of the Sellers shall cease to be employees and consultants of the Sellers and, except as otherwise determined by SAC13 or SAC14 in its sole discretion, shall become employees and consultants of SAC13 or SAC14, as applicable, or an affiliate of the Buyers on an employment at will basis.
        Notwithstanding the foregoing, the Buyers will have no Liability to the Sellers if for any reason: (i) SAC13 or SAC14 decides not to offer employment to any of the Sellers' employees or consultants (other than employees subject to employment agreements as required by this Agreement); (ii) any of the employees or consultants do not accept SAC13's or SAC14's offer of employment; or (iii) any of the employees and consultants (other than employees subject to the employment agreements) accept employment with SAC13 or SAC14, but such employment is terminated for any reason after the Closing Date.

               (b) Employee Stock Options. As of the Closing Date, StaffMark shall grant employees of the Sellers, other than Emma Jacobs, non-qualified stock options to purchase an aggregate of 28,000 shares of StaffMark common stock, par value $.01 per share, of which 6,500 shall be granted to Bobby Lowe. Such options shall be granted pursuant to and subject to the terms of the StaffMark, Inc. 1996 Stock Option Plan.

               (c) Post-Closing Adjustment. On or before the tenth day following the receipt of the balance sheet as of October 31, 1997 and the income statement for the month then ended for each of EMJAY Contracts and EMJAY Careers, StaffMark shall re-calculate the EMJAY Contracts Adjusted EBIT and EMJAY Careers Adjusted EBIT (as such terms are defined in the EMJAY Contracts Purchase Price Certificate and the EMJAY Careers Purchase Price Certificate, respectively), based on the twelve (12) months ended October 31, 1997, and excluding the month of October 1996 and the first billing and related payroll period for November 1996 (the "Re-calculated Adjusted EBIT"). In the event the respective Re-calculated Adjusted EBIT is greater than the Adjusted EBIT used in such purchase price certificate, the Buyers shall pay cash to EMJAY Contracts or EMJAY Careers, as applicable, equal to (x) the difference between the Re-calculated Adjusted EBIT used in such purchase price certificate minus the Adjusted EBIT multiplied by (y) the multiple factor used in the appropriate Seller's purchase price certificate (collectively, the "Post-Closing Adjustment"). Ten percent (10%) of such amount shall be placed in escrow pursuant to Section 6.1(o) hereof.

              ARTICLE VII.  CONDITIONS TO THE BUYER'S OBLIGATIONS

        The obligation of the Buyers to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived (in writing) by the Buyers in their sole discretion:

        SECTION 7.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by the Sellers in
Article III of this Agreement shall be materially true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date; the Sellers shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the
Closing Date.   The general partner of each  Seller shall deliver a certificate to the Buyers to the effect that each of the above conditions are satisfied in all respects.

        SECTION 7.2. Consents. All requisite governmental approvals and consents of third parties required to be received to prevent any license, permit, Contract or agreement relating to the Businesses from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained and all permits listed on Schedule 3.16 shall have been transferred to the Buyers.

        SECTION 7.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any governmental authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 7.4. Opinion of Counsel to the Sellers. The Buyers shall have received an opinion from counsel to each Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyers.

        SECTION 7.5. Closing Documents. Each Seller shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement to be delivered by each Seller.

        SECTION 7.6. Due Diligence. The Buyers shall have completed their due diligence review of the Sellers and the Businesses, and the results of such review shall have been satisfactory to the Buyers in their sole discretion.

        SECTION 7.7. Approval of the Buyers and Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, each Seller hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Buyers and their counsel.

        SECTION 7.8. No Material Adverse Change. From the date of this Agreement through the Closing Date: (i) there shall have been no material adverse change in the assets, liabilities, or financial condition of the business of either Seller from that reflected in such Seller's Balance Sheet outside the Ordinary Course of Business; and (ii) none of the business, financial condition, operations, property, or affairs of either Seller shall have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

        SECTION 7.9. Indemnification Agreement. The Buyers shall have received a counterpart executed copy of an "Indemnification Agreement" from the Sellers and the Sellers' owner and its general and limited partners satisfactory to the Buyers as attached hereto as Exhibit E.

        SECTION 7.10. Escrow Agreement. The Buyers shall have received a counterpart executed copy of the Escrow Agreement from the Sellers and the Sellers' owner and its general and limited partners.

        SECTION 7.11. Employment Agreements. The Buyers shall have received a counterpart executed copy of employment agreements with Emma Jacobs and Bobby Lowe satisfactory to the Buyers (the "Employment Agreements").

        SECTION 7.12. Noncompetition Agreement. The Buyers shall have received a counterpart executed copy of "Noncompetition Agreements" from the Sellers' owner and general and limited partners satisfactory to the Buyers.

        SECTION 7.13. Earnout Agreements. The Buyers shall have received a counterpart executed copies of the Earnout Agreements from the Sellers and its owners.

        SECTION 7.14. Purchase Price Certificate. The Buyers shall have received a counterpart copy of the executed EMJAY Contracts Purchase Price Certificate and the EMJAY Careers Purchase Price Certificate.

        SECTION 7.15. Business Name. The Sellers shall have delivered a corporate name change resolution and form to change the name of each Seller as set forth in Section 5.7.

        SECTION 7.16. Additional Agreements. The Sellers shall have entered into such additional agreements as may reasonably be required to be entered into by such parties on or before the Closing.


             ARTICLE VIII.  CONDITIONS TO THE SELLERS' OBLIGATIONS

        The obligation of the Sellers to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Sellers in writing in their sole discretion:

        SECTION 8.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by SAC13, SAC14 and StaffMark in Article IV of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date. SAC13, SAC14 and StaffMark shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. An executive officer of each of SAC13, SAC14 and StaffMark shall deliver a certificate to the Sellers to the effect that each of the above conditions are satisfied in all respects.

        SECTION 8.2. Closing Documents. SAC13, SAC14 and StaffMark shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement.

        SECTION 8.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any governmental authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 8.4. Approval of the Sellers and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Buyers hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Sellers and their counsel.

        SECTION 8.5. Employment Agreements. The Buyers shall have executed and delivered the Employment Agreements.

        SECTION 8.6. Earnout Agreements. The Buyers shall have delivered a counterpart executed copy of the Earnout Agreements.

        SECTION 8.7. Opinion of Counsel to the Buyers. The Sellers shall have received an opinion of the general counsel of StaffMark dated as of the Closing Date, in form and substance reasonably satisfactory to the Sellers.

        SECTION 8.8. Additional Agreements. The Buyers and Affiliates shall have entered into such additional agreements as may reasonably be required to be entered into by such parties on or before the Closing.


            ARTICLE IX.  THE CLOSING AND CERTAIN CLOSING DELIVERIES

        SECTION 9.1. Time and Place of the Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Meyer, Knight & Williams, 8100 Washington Avenue, Suite 1000, Houston, Texas 77007, on November 4, 1997, or on such other place, date and time as may be mutually agreed upon by the parties (the "Closing Date"). The transactions contemplated by this Agreement shall be effective for accounting purposes as of 12:01 A.M. (CDT) on October 1, 1997. At the Closing: (i) the Sellers will deliver to the Buyers the various certificates, instruments and documents referred to in Article VII and any other certificates and documents reasonably requested by the Buyers; (ii) the Buyers will deliver the various certificates, instruments and documents referred to in Article VIII; and (iii) the Buyers will deliver to the Sellers and the escrow agent the respective portions of the Purchase Price required to be paid at the Closing pursuant to and in accordance with this Agreement.

        SECTION 9.2. Survival of Representations, Warranties and Covenants. All of the representations and warranties of the parties contained in this Agreement shall survive for two (2) years following the Closing Date; except, that, the survivability periods as to the representations and warranties in Sections 3.17, 3.25 and 3.27, respectively, shall survive for the full period of the statute of limitations applicable to the matters described in such sections. Certain covenants of the Parties in this Agreement are post-closing covenants and shall survive the Closing Date for the time periods so indicated in each such section.

        SECTION 9.3. Remedies. In the event that a Party (the "Breaching Party") breaches or in the event any third party alleges facts that, if true, would mean that the Breaching Party has breached any provision of this Agreement, then the other Party may exercise all of its remedies under this Agreement. The Breaching Party shall be liable to the other Party for any Adverse Consequences the other Party suffers resulting from, arising out of, relating to, or caused by any such breach or alleged breach.



                             ARTICLE X. TERMINATION

        SECTION 10.1. Termination of Agreement. The Parties may terminate this Agreement as provided below:

               (a) The Buyers and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (b) The Buyers may terminate this Agreement at any time prior to the Closing: (i) in the event the Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect; (ii) in the event that the Buyers are not satisfied with their business, legal, accounting, environmental, labor, employee matters, operational or financial due diligence; (iii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on either Seller; or (iv) if the Closing shall not have occurred on or before November 15, 1997;

               (c) The Sellers may terminate this Agreement any time prior to the Closing: (i) in the event SAC13, SAC14 or StaffMark have breached any representation, warranty or covenant contained in this Agreement in any material respect; (ii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on SAC13, SAC14 or StaffMark but such event shall not include any effects or changes of the price of the StaffMark's common stock; or (iii) if the Closing shall not have occurred on or before November 15, 1997;

               (d) The Buyers may terminate this Agreement if a governmental authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces, or holds applicable to the Agreement a law, or a suit, action, or proceeding is threatened or pending before a governmental authority, that directly or indirectly: (i) declares this Agreement to be illegal; (ii) permanently enjoins, restrains or otherwise prohibits the acquisition of the Transferred Assets by the Buyers pursuant to this Agreement or the transactions contemplated hereby; (iii) prohibits the ownership or operation by the Buyers (or any of their affiliates) of all or a material portion of the Transferred Assets; or (iv) compels the Buyers (or any of their affiliates) to segregate or dispose of all or a material portion of the Transferred Assets; or

               (e) The Sellers may terminate this Agreement if a governmental authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces or holds applicable to this Agreement a law or a suit, action or proceeding is threatened (in writing) or pending before a governmental authority that directly or indirectly: (i) declares the Agreement to be illegal; or (ii) permanently enjoins, restrains, or otherwise prohibits this Agreement or the transactions contemplated hereby.

Termination of this Agreement by any Party pursuant to clauses (b) or (c) above will be valid only if a notice of termination, signed by or on behalf of the Party electing the termination, is given to the other Party to this Agreement. Termination of this Agreement in accordance with clause (a) above will be effective as of the date specified in the Parties' written agreement of termination. Termination of this Agreement in accordance with clauses (d) or
(e) above will be effective on the effective date of the law or order that makes the Agreement illegal or permanently enjoins, restrains, or prohibits consummation of the Agreement, ownership of the Transferred Assets.

        SECTION 10.2. Effect of Termination. If this Agreement is terminated in accordance with the provisions of Section 10.1, a Party will not have any further right, Liability or obligation with respect to the other Party.

        SECTION 10.3. Other Termination Matters. The confidentiality provisions contained in Section 6.1(e) of this Agreement shall survive termination pursuant to Section 10.1 above for a period of one (1) year following any such termination date.


                           ARTICLE XI.  MISCELLANEOUS

        SECTION 11.1. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either: (i) delivered by hand;
(ii) sent by recognized overnight courier; (iii) made by telecopy or facsimile transmission; or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

        If to the Buyers:

               StaffMark, Inc.
               302 East Millsap Road
               Fayetteville, Arkansas  72703
               Attn:  Terry C. Bellora, Chief Financial Officer
               Phone:     (501) 973-6000
               Fax No.:  (501) 973-6019

        With a copy to:

               Gordon Y. Allison, Esq.
               302 East Millsap Road
               Fayetteville, Arkansas 72703
               Attn:  Gordon Y. Allison,
                        Executive Vice President - General Counsel
               Phone:     (501) 973-6057
               Fax No.:  (501) 973-6019

        If to the Sellers:

               Emma Jacobs
               301 Glenwood
               Houston, Texas 77007
               Phone:    (713) 862-6010


               With a copy to:

               L. Don Knight
               Meyer, Knight & Williams, L.L.P.
               8100 Washington Avenue, Suite 1000
               Houston, Texas 77007
               Phone:     (713) 868-2222
               Fax No.:  (713) 868-2262

All notices, requests, consents and other communications hereunder shall be deemed to have been given: (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above; (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service; (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the other Party given in accordance with this Section 11.1.

        SECTION 11.2. Entire Agreement. This Agreement and the Documents embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.

        SECTION 11.3. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

        SECTION 11.4. Assignment/Binding Effect. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided, however, the Buyers may assign their rights (but not their obligations) hereunder to a wholly-owned subsidiary formed for the purpose of owning and operating the Business. This Agreement shall be binding upon, and inure to the benefit of, the representatives, successors and permitted assigns.

        SECTION 11.5. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement.

        SECTION 11.6. Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Texas.

        SECTION 11.7. Severability. In the event that any tribunal of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

        SECTION 11.8. Interpretation. The Parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any party, regardless of which Party was generally responsible for the preparation of this Agreement.

        SECTION 11.9. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

        SECTION 11.10. Expenses. Each Party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

        SECTION 11.11. Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

        SECTION 11.12. Publicity. Except by the mutual agreement between the Sellers and StaffMark, no Party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law, rule or regulation.

        SECTION 11.13. Counterparts. This Agreement may be executed in one or more counterparts, and by different Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 11.14. Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        SECTION 11.15. Telecopy Execution and Delivery. A facsimile telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all Parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction thereof.





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
        IN WITNESS WHEREOF, the Buyers and the Sellers have each caused this Agreement to be executed by their respective duly authorized officers all as of the day and year first above written.

                           THE BUYERS:

                           STAFFMARK, INC.


                           By:     /s/  ROBERT H. JANES III
                              ---------------------------------------------
                                   Robert H. Janes III
                                   Executive Vice President

                             STAFFMARK ACQUISITION CORPORATION THIRTEEN


                           By:     /s/  ROBERT H. JANES III
                              ---------------------------------------------
                                   Robert H. Janes III, Vice President



                            STAFFMARK ACQUISITION CORPORATION FOURTEEN


                           By:     /s/  ROBERT H. JANES III
                              ---------------------------------------------
                                   Robert H. Janes III, Vice President


                           SELLERS:

                           EMJAY CAREERS, L.P.


                                   /s/  EMMA JACOBS
                           -------------------------------------------------
                           By:  EMJAY Employment Services, Inc.,
                                        corporate general partner
                                   Emma Jacobs, President


                           EMJAY CONTRACTS, L.P.


                                   /s/  EMMA JACOBS
                           -------------------------------------------------
                           By:  EMJAY Employment Services, Inc.,
                                        corporate general partner
                                   Emma Jacobs, President






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